EX 99.28(p)(13)

CORTINA ASSET MANAGEMENT, LLC
CORTINA FUNDS, INC.
Code of Ethics
and
Policy and Procedures to Prevent
Misuse of Inside Information
as of September 2014

The policy of Cortina Asset Management, LLC (the “Adviser”) is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of any person or institution advised by the Adviser, including Cortina Funds, Inc. (the “Cortina Funds”) and the interests of the Adviser or their officers, partners and employees.

The Investment Advisors Act and rules require that the Adviser and the Cortina Funds establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of clients might take advantage of that knowledge for their own benefit.  The Code has been adopted by Cortina Funds and the Adviser to meet those concerns and legal requirements.

This Code also contains procedures designed to prevent the misuse of inside information by the Adviser or their personnel.  The business of the Adviser depends on investor confidence in the fairness and integrity of the securities markets.  Insider trading poses a significant threat to that confidence.  Trading securities on the basis of inside information or improperly communicating that information to others may expose you to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The Securities and Exchange Commission can recover the profits gained or losses avoided, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry.  Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The Code is drafted broadly; it will be applied and interpreted in a similar manner.  You may legitimately be uncertain about the application of the Code in a particular circumstance.  Often, a single question can forestall disciplinary action or complex legal problems.  As such, if you are unsure of any item in this Code, you should immediately contact Lori Hoch.  You also must notify Lori Hoch immediately if you have any reason to believe that a violation of this code has occurred or is about to occur.

I.         INVESTMENT COMPANY ACT PROHIBITIONS

The Investment Advisor Act and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Cortina Funds to:

●	employ any device, scheme, or artifice to defraud the Cortina Funds;
●	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the Cortina Funds regarding a material fact;
●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Cortina Funds; or
●	engage in any manipulative practice with respect to the Cortina Funds.

The restrictions on Personal Securities Transactions contained in this Code are intended to help the Adviser monitor for compliance with these prohibitions.

II.        DEFINITIONS

When used in this Code, the following terms have the meanings described below:

A.	Chief Compliance Officer. The Code contains many references to the Chief Compliance Officer. The Chief Compliance Officer, for both the Adviser and the Cortina Funds, is Lori Hoch. References to the Chief Compliance Officer also include, for any function, any person designated by the Chief Compliance Officer as having responsibility for that function from time to time.

B.	Personal Securities Transaction. The Code regulates Personal Securities Transactions as a part of the effort by the Cortina Funds and the Adviser to detect and prevent conduct that might violate the general prohibitions outlined above. A Personal Securities Transaction is a transaction in any security in which the person subject to this Code has a beneficial interest.

1.	Security. Security is defined very broadly, and means any note, stock (including mutual fund shares), bond, debenture, investment contract, or limited partnership interest, and includes any right to acquire any security (an option or warrant, for example). It also includes non-public stock.

2.
Beneficial interest.  You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor

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children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner.  This includes children in college if during the time they return home and live in your household.  Technically, the rules under section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16).  Examples of beneficial interest are attached as Appendix A.

C.	Inside Information. Inside information is information that is both material and non-public that was (i) acquired in violation of a duty to keep the information confidential, or (ii) misappropriated. For example, if an officer of an issuer breaches his duty to the issuer and conveys information that should have been kept confidential, that information is “inside information,” even if you learn it third- or fourth-hand. In contrast, a conclusion drawn by a securities analyst from publicly available information is not inside information, even if the analyst’s conclusion is both material and non-public.

Deciding whether information that is material and non-public is “inside” information is often difficult. For that reason, the Adviser’s policies are triggered if a person is aware of material, non-public information, whether or not the information is “inside” information that will result in a trading restriction.

1.	Material Information. Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s Heard on the Street column.

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2.	Non-Public Information. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

D.	Access Person. An Access Person is an employee of the Adviser who is not an Exempt Person. At present, all employees of the Advisor are deemed Access Persons.

E.	Exempt Person. An Exempt Person is an employee of the Adviser who, because of the nature of his or her employment with the Adviser, has little or no opportunity to acquire knowledge relating to the Adviser’s investment decisions before they are implemented. Exempt Persons may include:

●	part-time and/or temporary employees whose duties are limited to clerical or similar functions that are not investment-related; or

●	interns or seasonal employees whose duties are not investment-related and do not otherwise have routine access to information about investment decisions before they are implemented.

An Exempt Person will be specifically advised of his or her status as an Exempt Person by the Chief Compliance Officer.  The Chief Compliance Officer may, at any time, determine that an employee’s status as an Exempt Person has changed and may, by notice to the employee, revoke that status.  At this time, non-employee members of the Cortina Asset Management Board of Directors are deemed exempt persons.

F.	Person Covered by the Code. All Access Persons and Exempt Persons are persons covered by the Code.

G.	Cortina Strategy. The Cortina Small Cap Growth strategy, the Cortina Small Cap Opportunity strategy, the Cortina Small Cap Value strategy, the Cortina Special Value strategy and the Cortina SMID Growth strategy.

H.	Cortina Funds. The Cortina Small Cap Growth Fund and the Cortina Small Cap Value Fund.

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III.      RESTRICTIONS

Every person covered by the Code shall comply with the following restrictions:

A.	Material, Non-Public Information; No Insider Trading.

1.	No person covered by the Code may engage in any transaction in a security (either a Personal Securities Transaction or a transaction for a Client), on the basis of inside information. Under the law and regulations, a transaction will be deemed to have been made on the basis of inside information if the person engaging in the transaction is aware of the inside information.
If you think that you might have material, non-public information, you should take the following steps:
a.	Report the information and proposed trade immediately to the Chief Compliance Officer.

b.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Adviser until the Adviser has made a determination as to the need for trading restrictions.

c.	Do not communicate the information inside or outside the Adviser, other than to the Chief Compliance Officer.

d.	After the Chief Compliance Officer has reviewed the issue, the Adviser will determine whether the information is material and non-public and, if so, whether any trading restrictions apply and what action, if any, the firm should take.

2.	Tender Offers. Trading during a tender offer represents a particular concern in the law of insider trading. Each person covered by the Code should exercise particular caution any time they become aware of non-public information relating to a tender offer.

3.	Contacts with Public Companies. One or more of the directors or trustees of the private accounts managed by the Adviser may be an officer, director or trustee of one or more public companies. Each person covered by the Code should avoid discussing with any such officer, director or trustee any non-public information about any such company. If a person covered by the Code (other such officer, director or trustee) becomes aware of material, non-public information regarding any such company, he or she should so advise the Chief Compliance Officer promptly.

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4.	No Communication of Material Non-Public Information. No person covered by the Code may communicate material, non-public information to others in violation of the law. Conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

Access to files containing material, non-public information and computer files containing such information should be restricted, including by maintenance of such materials in locked cabinets, or through the use of passwords or other security devices for electronic data.

5.	Restricted Securities. No access person may purchase or sell, for the account of any Client of the Adviser:

a.	Securities of any public company (other than Cortina Funds, Inc.) of which such access person is a director or trustee, except that the person who is the director or the trustee of the public company may purchase or sell, for his or her own account or for the account of any member of his or her immediate family that company’s securities with express prior approval of the Chief Compliance Officer;
b.	Securities of any public company placed from time to time on the Adviser’s restricted list. From time to time, the Adviser may restrict trading in certain securities by persons covered by the Code when, in the opinion of the Adviser, trading in such securities may result in a conflict of interest, or the appearance of a conflict of interest. The Adviser will maintain a list of such restricted securities that will be updated as necessary.

B.        Personal Trading.

1.	Permitted Personal Securities Transactions. Persons subject to this Code are permitted only to purchase shares of mutual funds, bonds, ETF’s, SPIDER’s, IShares and closed-end investment companies or stocks or options of companies with a market capitalization greater than $5 billion at the time of purchase. With written permission from the Chief Compliance Officer, individuals may participate in private company transactions, including owning shares of a private company. No other type of security may be purchased by a person subject to this Code. Purchases of individual stocks and options are required to be cleared in advance by the Chief Compliance Officer and reported on the quarterly transaction report. If the proposed trade is not executed by the end of the business day on the date on which preclearance is granted, the preclearance will expire and the request must be made again. Bonds, ETF’s, SPIDER’s and IShares are exempt from the preclearance requirement but not the reporting requirement. Mutual funds shares are
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exempt from both the preclearance requirement and the reporting requirement.

Should Access Person transacting in a security held in a Cortina strategy or fund, the access person is prevented from transacting in the security without prior consent of the Chief Compliance Officer.  Such approval will be granted only if the Chief Compliance Officer determines that the Cortina strategy or fund has not transacted in that security for 3 trading days nor intends to transact in the security in the next 3 trading days and there is no conflict between the Access Person’s transaction and any Cortina strategy or fund.

2.
Permitted Selling of Securities.  At the time of hire, persons subject to this Code are required to sell any securities whose market capitalization is less than $5 billion within 13 months from the date they first become access persons.  During employment, any securities transferred to access persons (e.g., through inheritance or gift) can be held for up to 13 months from the date of transfer after which all securities with a market capitalization less than $5 billion must be sold.  Securities sold under this provision must be cleared in advance by the Chief Compliance Officer.  If the proposed trade is not executed by the end of the business day on the date on which preclearance is granted, the preclearance will expire and the request must be made again.  For purposes of determining the market capitalization requirement, the Chief Compliance Officer will look at the capitalization of the security on the last day of the 13th month.

3.	Cortina Funds. All Access Persons must disclose his or her trades in any Cortina Funds. The Cortina Funds’ trades need not be pre-cleared, however, they must be reported.
C.	Foreign Corrupt Practices. As required by the Foreign Corrupt Practices Act, no person covered by the Code shall offer, pay, promise to pay or authorize payment of any money or anything of value to a foreign official, foreign political party (or official thereof) or any candidate for foreign political office for purposes of influencing any act or decision of that person in his or its official capacity, or inducing that person to use his or its influence with a foreign government to influence any act or decision of that government.

D.	Limitations on Transactions with Clients. No access person shall knowingly sell to or purchase from any Cortina Fund any security or other property, except securities of which Cortina Funds is the issuer.

E.	Gifts.

1.	Receiving Gifts. No person covered by the Code may accept gifts or other things of more than a $100 aggregate value in a year from any person or entity that does business with or on behalf of the Adviser, or seeks to do

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business with or on behalf of the Adviser. Gifts that are not solicited and are given as part of a personal relationship outside the business relationship are exempt from this limitation.

Gifts having a value in the aggregate of more than $100 that are not excepted from the prohibition must generally either be returned to the donor or paid for by the recipient. In some circumstances, it may be awkward or inappropriate to return or insist on paying for a gift. In those circumstances, the recipient may retain the gift provided that the recipient makes a contribution of equal value to a charitable organization of his or her choice and provides the Chief Compliance Officer with proof of such donation.

2.	Making Gifts. Many of the organizations with which the Adviser does business have policies on the receipt of gifts that are as restrictive as this Code, or more restrictive. The Department of Labor (DOL) also promulgates gift legislation. Therefore, no person covered by the Code may make gifts having a value of more than $25 in the aggregate in any year to any person or entity that does business with the Adviser or Cortina Funds without the prior approval of the Chief Compliance Officer, except gifts that are not solicited and are given as part of a personal relationship outside the business relationship and for which reimbursement from the Adviser will not be sought. The Adviser’s employees will generally not be reimbursed for gifts that have not received such prior approval.
3.	Reporting Gifts. All gifts required to be reported must be submitted quarterly as part of the quarterly gift certification. The following information should be included: the date of the gift; the identity of the donor and the recipient; a description of the business relationship between the donor and the recipient, a description of the gift; the value of the gift (estimated, if an exact value is unknown); and the reason the gift was made.
F.	Political Contributions. All political contributions in excess of $100 must be preapproved by the Chief Compliance Officer or her designee and reported quarterly.

Additionally, no employee may make a donation to any executives, employees or elected officials who are in a position to approve advisory contracts or influence the selection of an investment adviser without permission from the Chief Compliance Officer.  Generally, political contribution requests will be granted if the requested donation is no greater than $350 if the contributor is entitled to vote for the candidate and $150 if the contributor is not entitled to vote for the candidate.

G.	Charitable Donations. Employees are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts. In

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addition, employees are prohibited from considering Cortina’s current or anticipated business relationships as a factor in making charitable contributions.

Cortina often receives requests of charitable organizations, and Cortina may make charitable contributions to organizations it deems to be worthy. In making this determination, Cortina may consider the importance of the charitable organization to Cortina or its clients. In an effort to avoid the appearance of a material conflict, such charitable contributions shall be of a reasonable value, as determined by Cortina.  No individual has authority to make charitable donations on behalf of Cortina.  No employee may personally make a charitable contribution in Cortina’s name or list Cortina as a sponsor without prior written permission from the Chief Compliance Officer.

H.	Business Entertainment.

1.	Attending. Persons covered by the Code may accept business entertainment in connection with a meeting that has a clear business purpose or some other clearly identifiable business function (including, for example, expenses in connection with a business conference or visits to companies as part of the process of securities analysis), an occasional meal or ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose. Spouses or other guests in attendance must be disclosed on the preclearance form and may only participate in business entertainment at their expense. Business entertainment may not be excessive or too frequent and must be approved by the Chief Compliance Officer or her designee. Any questions about the reasonableness of business entertainment should be directed to the Chief Compliance Officer.

2.	Providing. Business entertainment may be provided to an individual for a business purpose. The amount of entertainment may not exceed $300/person, per event. Any amount in excess of $300/person, per event must be pre-approved by the Chief Compliance Officer. All business entertainment regardless of the amount must be reported.

I.	Service as a Director. No access person may serve as a member of the Board of Directors or Trustees of any business organization, other than a civic or charitable organization, without the prior written approval of the Chief Compliance Officer based on a determination that the board service would not be inconsistent with the interests of the Adviser or of its Clients.

J.	Conflicts of Interest. At least annually, each employee shall complete a conflicts of interest survey that discloses certain professional information about members of his or her family including place of employment and type of business. All employees will be asked to identify any family member that is employed by a public company. The conflicts of interest survey must be updated should an employee receive information that the survey on file is inaccurate.

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K.	Speaking Engagements. All Speaking engagement must be preapproved by the Chief Compliance Officer or her designee prior to event. Compliance will determine whether nature of the presentation is acceptable and will work with the Cortina Funds distributor to satisfy their registered representatives speaking engagement requirements.

L.	Confidentiality. Each access person shall keep confidential during the term of his or her employment any information concerning the Adviser or its Clients which is not generally known to the public, including, but not limited to, the following:
1.	the investment strategies, processes, analyses, databases and techniques relating to capital allocation, stock selection and trading used by the investment team or other investment professionals employed by the Adviser;
2.	the identity of and all information concerning Clients and shareholders of Cortina Funds;
3.	all other information that is determined by the Adviser or a Client to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to the access person.

No access person shall use such confidential information for the benefit of himself or herself or any third party, or directly or indirectly disclose such information, except to other employees of the Adviser, its affiliated business and third parties to whom disclosure is made pursuant to the performance of his or her duties as an employee or as otherwise may be required by law.

IV.       COMPLIANCE PROCEDURES

A.	Execution of Personal Securities Transactions through Disclosed Brokerage Accounts; Duplicate Confirmations. All Personal Securities Transactions must be conducted through brokerage or other accounts that have been identified to the Chief Compliance Officer. Each such brokerage or other account must be set up to deliver duplicate copies of all confirmations and statements to the Chief Compliance Officer. No exceptions will be made to this policy. All access persons shall cooperate in all aspects with the Chief Compliance Officer in securing confirmations and statements in a timely manner.

B.	Disclosure of Personal Holdings. Each access person shall disclose his or her personal securities holdings no later than ten days after commencement of employment with the Adviser, and annually thereafter as of December 31 of each year. Annual reports shall be delivered to the Chief Compliance Officer no later 30 days after year end. The initial holdings and annual holdings reports shall contain the following information:

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●	title, interest rate and maturity date (if applicable), number of shares and the principal amount of each security held beneficially;
●	the name of any broker, dealer or bank with or through which the access person maintains an account; and
●	the date the report is submitted.

C.        Reporting Personal Securities Transactions.

1.	Each access person shall (i) identify to the Adviser each brokerage or other account in which the person has a beneficial interest and (ii) instruct the broker or custodian to deliver to the Chief Compliance Officer duplicate confirmations of all transactions and duplicate monthly statements.
2.	Each access person shall report all Personal Securities Transactions during a quarter to the Chief Compliance Officer no later than ten days after the end of the quarter.

Quarterly transaction reports shall include the following information:

For each transaction:
●	the date of the transaction;
●	title, interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;
●	the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);
●	the price at which the transaction was effected;
●	the name of the broker, dealer or bank with or through which the transaction was effected; and
●	the date the report is submitted.
In addition, for each account established during the quarter in which securities are held for the benefit of an access person, the quarterly report shall include:
●	the name of the broker, dealer, mutual fund company or bank with whom the account was established;
●	the date the account was established; and
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●	the date the report is submitted.
3.	Reports relating to the Personal Securities Transactions of the Chief Compliance Officer shall be delivered to a member of the Cortina Asset Management Board of Directors.
D.	Form of Reports. Reports of Personal Securities Transactions, Gifts, and Political Contributions are electronically distributed and completed on Sungard Protegent PTA system within ten days following the end of the quarter.

E.	Monitoring of Transactions. The Adviser’s Chief Compliance Officer will monitor the trading patterns of access personnel, the trading of Clients, and trading for the Adviser’s own account (if any) for compliance with this Code, including the provisions intended to prevent the misuse of inside information. The trading of the Chief Compliance Officer will be monitored by a member of the Cortina Asset Management Board of Directors.

F.	Educational Efforts. The Chief Compliance Officer shall provide, on a regular basis, an education program to familiarize persons subject to the Code with the provisions of the Code and to answer questions regarding the Code. The Chief Compliance Officer also shall be available to answer questions regarding the Code and to resolve issues of whether information is inside information and to determine what action, if any, should be taken.

G.	Certification of Compliance. Each person covered by the Code is required to certify annually that (i) he or she has read and understands the Code, (ii) recognizes that he or she is subject to the Code, and (iii) he or she has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code. The Adviser’s Chief Compliance Officer shall annually distribute a copy of the Code and request certification by all covered persons and shall be responsible for ensuring that all personnel comply with the certification requirement.
Each person covered by the Code who has not engaged in any Personal Securities Transaction during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

H.	Reporting to the Adviser’s Management. The Chief Compliance Officer shall report the following to the management of the Adviser:

1.	Special Reports. The Chief Compliance Officer shall report the existence of a potential violation of this Code to management of the Adviser promptly providing full details, which may include (1) the name of particular securities involved, if any; (2) a description of the violation; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

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2.	Regular Reports. On an as-needed or periodic basis, the Chief Compliance Officer shall report to the management of the Adviser as it may request, which may include some or all of the following:

i.	a summary of existing procedures under the Code;
ii.	a summary of changes in procedures made in the last year;
iii.	full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation;
iv.	an evaluation of the current procedures and a description of anticipated changes in procedures; and
v.	a description of the Adviser’s continuing educational program regarding insider trading, including the dates of such programs since the last report to management.
V.        INDIVIDUAL EXEMPTION

There may be circumstances from time to time in which the application of this Code produces unfair or undesirable results and in which a proposed transaction is not inconsistent with the purpose of the Code.  Therefore, the Chief Comopliance Officer may grant an exemption from any provision of this Code except the reporting requirements, provided that the person granting the exemption based his or her determination to do so on the ground that the exempted transaction is not inconsistent with the purposes of this Code, and documents that determination in writing.  If an exemption is required for activities involving the Chief Operating Officer, a member of the Cortina Asset Management Board of Directors must approve such exemption.

VI.	ENFORCEMENT OF THE CODE AND CONSEQUENCES FOR FAILURE TO COMPLY

The Chief Compliance Officer shall be responsible for promptly investigating all reports of possible violations of the provisions of this Code.

Compliance with this Code of Ethics is a condition of employment by the Adviser and retention of positions with Cortina Funds.  Taking into consideration all relevant circumstances, the Adviser will determine what action is appropriate for any breach of the provisions of the Code.  Possible actions include monetary fines, letters of sanction, suspension or termination of employment, removal from office, or permanent or temporary limitations or prohibitions on personal securities transactions more extensive

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than those generally applicable under the Code.  In addition, the Adviser may report conduct believed to violate the law or regulations applicable to the Adviser or the person covered by the Code to the appropriate regulatory authorities.

Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by the Adviser to verify compliance with the Code.  Additional information may be required to clarify the nature of particular transactions.

VII.     RETENTION OF RECORDS

The Adviser’s Chief Compliance Officer shall maintain the records listed below for a period of five years at the Adviser’s principal place of business in an easily accessible place:

A.	a list of all persons subject to the Code during the period;
B.	receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;
C.	a copy of each code of ethics that has been in effect at any time during the period;
D.	a copy of each report filed pursuant to the Code, including the annual report provided to the Adviser’s management, and a record of any known violation and action taken as a result thereof during the period; and
E.	records evidencing prior approval of, and the rationale supporting, an acquisition by an access person of securities in a private placement.

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Appendix A

Examples of Beneficial Interest

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.  Examples of beneficial ownership under this definition include:

●	securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

●	securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

●	securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust;

●	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

●	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

●	securities held by a personal holding company controlled by you alone or jointly with others;

●	securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

●	securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

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Appendix A

●	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

●	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive.  There are other circumstances in which you may be deemed to have a beneficial interest in a security.  Any questions about whether you have a beneficial interest should be directed to the Chief Compliance Officer.

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ATTACHMENT A

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

            Code of Ethics.  Cortina Funds, Inc (the “Cortina Funds”) and Cortina Asset Management, LLC (the “Adviser”) have adopted a written Code of Ethics and Policy and Procedures to Prevent Misuse of Inside Information (the “Code”) to avoid potential conflicts of interest by the Adviser personnel and to govern the use and handling of material non-public information.  A copy of the Code is being delivered to you with this acknowledgement.  As a condition of your continued employment with the Adviser, and the retention of your position, if any, as an officer of Cortina Funds, you are required to read, understand and abide by the Code.

            Compliance Program.   The Code requires that all personnel furnish to Adviser’s Chief Compliance Officer the names and addresses of any firm with which you have any investment account.  You are also required to furnish to Adviser’s Chief Compliance Officer copies of your monthly or quarterly account statements, or other documents, showing all purchases or sales of securities in any such account, or which are effected by you or for your benefit, or the benefit of any member of your household.  Additionally, you are required to furnish a report of your personal securities holdings within ten days of commencement of your employment with the Adviser and annually thereafter.  These requirements apply to any investment account, such as an account at a brokerage house, an account with a mutual fund, a trust account at a bank, custodial account or similar types of accounts.

            The Adviser’s compliance program also requires that you report any contact with any securities issuer, government or its personnel, or others that, in the usual course of business, might involve material non-public financial information.  The Code requires that you bring to the attention of the Chief Compliance Officer any information you receive from any source that might be material non-public information.

            Any questions concerning the Code should be directed to Adviser’s Chief Compliance Officer.

            I affirm that I have read and understand the Code of Ethics and Policy and Procedures to Prevent Misuse of Inside Information (the “Code”).  I agree to the terms and conditions set forth in the Code.

Signature	Date

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ANNUAL AFFIRMATION OF COMPLIANCE

I affirm that:

1.	I have again read and, during the past year to the best of my knowledge, have complied with the Code of Ethics and Policy and Procedures to Prevent Misuse of Inside Information (the “Code”).

2.	I have provided to the Adviser’s Chief Compliance Officer the names and addresses of each investment account that I have with any firm, including, but not limited to, broker-dealers, banks, Cortina Funds and others. (List of accounts attached.)

3.	(check one)

[ ]	I have provided to the Adviser’s Chief Compliance Officer copies of account statements or other reports showing each and every transaction in any security in which I have a beneficial interest, as defined in the Code, during the most recently ended calendar year.

or

[ ]	During the most recent calendar year there were no transactions in any security in which I had a beneficial interest required to be reported pursuant to the Code.

or

[ ]	I was an exempt employee throughout the most recent calendar year.

4.	I have provided to the Chief Compliance Officer a report of my personal securities holdings as of the end of the most recent calendar year, including all required information for each security in which I have any direct or indirect beneficial ownership.

Signature	Date

Print or Type Name